Exhibit 99.1

Press Release

For Further Information Contact:

Media Relations – David R. Hansen – 713.585.2900

Investor Relations – Steve Bender – 713.585.2900

Westlake Chemical Partners Selects David Lumpkins

To Join Board of Directors

HOUSTON, Texas, January 29, 2015 – Westlake Chemical Partners LP, a Westlake company, today announced that Mr. David Lumpkins has been elected to the board of directors of its general partner, Westlake Chemical Partners GP LLC.

Mr. Lumpkins was formerly the Executive Chairman and co-founder of PetroLogistics L.P., a major producer of propylene that was acquired by Flint Hills Resources in 2014. In addition to PetroLogistics, he served in a principal executive capacity in other energy related companies, including PL Midstream, which he co-founded and served as Chairman. Prior to those initiatives, Mr. Lumpkins worked in the investment banking industry for 17 years, primarily for Morgan Stanley, where he opened its Houston office and served as a Managing Director and Head of the firm’s southwest region.

Mr. Lumpkins also serves as a director of Crestwood Midstream Partners LP. He is a graduate of the University of Texas where he received a B.B.A in Finance and an M.B.A.

“We are very pleased that David has been elected to our board. We know that his unique combination of executive experience, as well as extensive experience in the petrochemical, energy midstream and financial industries will add significant value to our board and to the organization as a whole,” stated James Chao, Chairman of Westlake Chemical Partners GP LLC.

About Westlake Chemical Partners

Westlake Chemical Partners LP is a master limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, TX, the Partnership’s assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com/.